EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-174766; and Forms S-8, No. 333-129877, No. 333-151969, No. 333-153126, No. 333-160164, No. 333-160354 and No. 333-186358) of Brookdale Senior Living Inc. of our report dated February 19, 2013, except for Notes 2, 18, 22, and 24, as to which the date is December 11, 2013, with respect to the consolidated financial statements and schedule of Brookdale Senior Living Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Chicago, Illinois
11 December 2013